    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2024 RESULTS

Second Quarter Results

●	Total revenues of $29.7 million, a 17% year-over-year improvement, driven in part by increased international revenues

●	Net loss of $(3.1) million and loss per share of $(1.21)

●	Adjusted EBITDA of $0.9 million, a $3.2 million year-over-year improvement

●	Cash flows from operating activities of $4.1 million for the first half of 2024; free cash flow less distributions to non-controlling interest improved to $3.2 million compared to $(2.0) million for the first half of 2023

●	$18.6 million in cash and $8.9 million of total debt as of June 30, 2024

HOUSTON, July 31, 2024 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended June 30, 2024.

Financial Review

Total revenues were $29.7 million for the quarter ended June 30, 2024 compared to $25.4 million for the second quarter of 2023. Increases in international and U.S. revenues were partially offset by a decrease in Canada revenues. The significant increase in international revenues was driven by North Sea frac systems and Middle East tracer work, and the increase in the United States was driven by frac systems sales. Despite the increase in our U.S. revenues, customer activity continues to be negatively impacted by lower natural gas prices. The decline in our Canada revenues was due in part to certain customers deferring planned frac systems work into the second half of the year due to wet weather conditions and E&P consolidation transactions.

Compared to the first quarter of 2024, total revenues decreased by 32%, with a decrease in Canada of 62%, primarily due to the normal seasonal decline during spring break-up. This decrease was partially offset by an increase in international revenues of 168%, driven by projects in the North Sea and Middle East, and 18% in the United States.

Gross profit was $11.3 million, or a gross margin of 38%, for the second quarter of 2024, compared to $7.9 million, or 31%, for the second quarter of 2023. Gross margin for 2024 improved due to an increase in higher-margin international work in both the North Sea and Middle East, higher activity with our customers in the United States and the benefit realized from operational restructurings enacted in 2023. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $12.0 million, or an adjusted gross margin of 40%, for the second quarter of 2024, compared to $8.5 million, or 33%, for the second quarter of 2023.

Selling, general and administrative (“SG&A”) expenses totaled $14.8 million for the second quarter of 2024, an increase of $0.3 million compared to the same period in 2023. This increase in expense reflects a higher annual incentive bonus accrual year-over-year partially offset by the benefit of cost-saving measures implemented through our restructuring efforts in 2023.

Other income was $2.2 million for the second quarter of 2024 compared to $1.5 million for the second quarter of 2023. This change in other income primarily relates to an increase in royalty income from licensees.

Net loss was $(3.1) million, or $(1.21) per share, for the quarter ended June 30, 2024 compared to net loss of $(32.2) million, or $(13.02) per share for the quarter ended June 30, 2023. Our net loss for the second quarter of 2023 was impacted by a $24.9 million litigation provision primarily associated with a jury verdict in Texas issued against us in early May 2023. In December 2023, we settled the matter whereby the insurance carrier agreed to pay the mutually-agreed settlement amounts to the plaintiff in an amount within insurance coverage limits, with no cash impact to NCS.

Adjusted EBITDA was $0.9 million for the quarter ended June 30, 2024, an increase of $3.2 million compared to the same period a year ago. This improvement is primarily the result of an increase in higher-margin international projects and an increase in our royalty income (other income) partially offset by an increase in SG&A expenses due to higher incentive bonus accruals. Our resulting Adjusted EBITDA margin of 3% for the quarter ended June 30, 2024 improved from (9)% for the same period a year ago.

Cash flow from operating activities for the six months ended June 30, 2024 was $4.1 million, a $5.1 million improvement compared to the same period in 2023. For the six months ended June 30, 2024, free cash flow, less distributions to non-controlling interest, provided cash of $3.2 million compared to a use of cash of $(2.0) million for the same period in 2023. The overall increase in free cash flow was largely attributed to our operating results, change in net working capital, and a reduction in net cash used in investing activities, partially offset by a distribution to our non-controlling interest.

Liquidity and Capital Expenditures

As of June 30, 2024, NCS had $18.6 million in cash and $8.9 million in total debt, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $14.4 million. Our working capital, defined as current assets minus current liabilities, was $71.9 million and $71.2 million as of June 30, 2024 and December 31, 2023, respectively. Net working capital, calculated in the same manner as working capital, with the exception of excluding cash from current assets and excluding current maturities of long-term debt from current liabilities, was $55.4 million and $56.3 million as of June 30, 2024 and December 31, 2023, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.4 million and $1.0 million for the six months ended June 30, 2024 and 2023, respectively.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “NCS continued its strong start to 2024, with our total revenue in the second quarter near the high end of our expectations and our Adjusted EBITDA exceeding the expectations we provided in our last earnings call. This was led by revenue outperformance in the U.S. and international markets, gross margin benefits from higher international activity and increased royalty income.

Our total revenue in the second quarter of 2024 of $29.7 million grew by $4.3 million, or 17%, compared to the second quarter of last year. This was primarily the result of our concerted effort to grow our international revenues in the North Sea, where we have been growing our customer base for fracturing systems work, and the Middle East, where we are primarily supporting our customers with our tracer diagnostics services. Our total revenue for the first half of 2024 of $73.5 million was 7% higher than the year-ago period.

Our adjusted gross profit for the second quarter of 2024 of 40%, significantly higher than 33% for the same period last year, exceeded the high end of our second quarter adjusted gross margin guidance. Our Adjusted EBITDA for the second quarter of 2024 was $0.9 million, a year-over-year improvement of $3.2 million and our Adjusted EBITDA for the first half of 2024 was $7.0 million, a year-over-year improvement of $4.4 million. The year-over-year improvement for the first six months included contributions from increased revenue, higher adjusted gross margins, lower SG&A expense and increased other income, primarily royalty income generated from licensing of certain intellectual property.

During the first six months of 2024, we generated free cash flows, less distributions to our non-controlling interest, of $3.2 million, an increase of $5.2 million to the same period one year ago. This has further strengthened our balance sheet, as our cash balance as of June 30, 2024 is up to $18.6 million, with only $8.9 million of total debt which consisted entirely of finance leases.

We believe that average 2024 industry drilling and completion activity in Canada will be flat to slightly higher compared to 2023 and activity in the United States will decline on average by 5% to 10% compared to 2023. We expect international industry activity to improve on average by approximately 5% in 2024 compared to 2023.

For the third quarter, we expect revenues to improve year-over-year and sequentially. The year-over-year expected revenue increase is driven by an increase in international revenues and increased sales at Repeat Precision in the U.S. The sequential improvement will be driven by our Canada operations as customer activity increases following the seasonal spring break-up in the second quarter, offset by modest sequential declines in our U.S. and international operations.

We believe the value that we bring to our customers across our product and service portfolio, our continued product and service innovation, and our targeted efforts to penetrate international markets positions us to outperform the anticipated changes in industry drilling and completion activity, and to grow our revenue in 2024 as compared to 2023. As we demonstrated during the first half of 2024, we believe that this revenue growth, paired with previously enacted and continued efforts to control our operating expenses, will enable higher year-over-year Adjusted EBITDA Margins.

These results reflect the talent, effort and dedication of the outstanding team at NCS and at Repeat Precision. We are delivering on our core strategies to build upon our leading market positions, capitalize on opportunities in international and offshore markets and to bring new and innovative solutions to our customers around the world. Through these strategies, we are delivering extraordinary outcomes to our customers, driving innovation in the industry and creating value for our shareholders.”

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2024 results and updated guidance on Thursday, August 1, 2024 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; impairment in the carrying value of long-lived assets including goodwill; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; change in trade policy, including the impact of tariffs; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; our inability to protect and maintain critical intellectual property assets or losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Product sales	$19,022	$17,433	$50,780	$48,863
Services	10,668	7,958	22,768	20,082
Total revenues	29,690	25,391	73,548	68,945
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	12,209	11,994	31,901	30,827
Cost of services, exclusive of depreciation and amortization expense shown below	5,510	4,935	12,105	11,115
Total cost of sales, exclusive of depreciation and amortization expense shown below	17,719	16,929	44,006	41,942
Selling, general and administrative expenses	14,820	14,477	28,650	30,628
Depreciation	1,134	948	2,207	1,891
Amortization	167	167	334	334
Loss from operations	(4,150)	(7,130)	(1,649)	(5,850)
Other income (expense)
Interest expense, net	(115)	(211)	(215)	(420)
Provision for litigation, net of recoveries	—	(24,886)	—	(42,400)
Other income, net	2,203	1,478	3,340	1,770
Foreign currency exchange (loss) gain	(507)	23	(1,005)	78
Total other income (expense)	1,581	(23,596)	2,120	(40,972)
(Loss) income before income tax	(2,569)	(30,726)	471	(46,822)
Income tax expense	270	1,350	757	250
Net loss	(2,839)	(32,076)	(286)	(47,072)
Net income attributable to non-controlling interest	256	155	739	128
Net loss attributable to NCS Multistage Holdings, Inc.	$(3,095)	$(32,231)	$(1,025)	$(47,200)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(1.21)	$(13.02)	$(0.41)	$(19.16)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(1.21)	$(13.02)	$(0.41)	$(19.16)
Weighted average common shares outstanding
Basic	2,548	2,476	2,528	2,464
Diluted	2,548	2,476	2,528	2,464

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$18,614	$16,720
Accounts receivable—trade, net	24,505	23,981
Inventories, net	41,563	41,612
Prepaid expenses and other current assets	3,206	1,862
Other current receivables	3,958	4,042
Insurance receivable	—	15,000
Total current assets	91,846	103,217
Noncurrent assets
Property and equipment, net	23,147	23,336
Goodwill	15,222	15,222
Identifiable intangibles, net	4,073	4,407
Operating lease assets	4,056	4,847
Deposits and other assets	823	937
Deferred income taxes, net	198	66
Total noncurrent assets	47,519	48,815
Total assets	$139,365	$152,032
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,567	$6,227
Accrued expenses	5,406	3,702
Income taxes payable	736	364
Operating lease liabilities	1,471	1,583
Accrual for legal contingencies	—	15,000
Current maturities of long-term debt	2,074	1,812
Other current liabilities	2,679	3,370
Total current liabilities	19,933	32,058
Noncurrent liabilities
Long-term debt, less current maturities	6,828	6,344
Operating lease liabilities, long-term	2,994	3,775
Other long-term liabilities	199	213
Deferred income taxes, net	372	249
Total noncurrent liabilities	10,393	10,581
Total liabilities	30,326	42,639
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,557,482 shares issued and 2,502,564 shares outstanding at June 30, 2024 and 2,482,796 shares issued and 2,443,744 shares outstanding at December 31, 2023	26	25
Additional paid-in capital	446,070	444,638
Accumulated other comprehensive loss	(86,516)	(85,752)
Retained deficit	(266,642)	(265,617)
Treasury stock, at cost, 54,918 shares at June 30, 2024 and 39,052 shares at December 31, 2023	(1,913)	(1,676)
Total stockholders' equity	91,025	91,618
Non-controlling interest	18,014	17,775
Total equity	109,039	109,393
Total liabilities and stockholders' equity	$139,365	$152,032

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(286)	$(47,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,541	2,225
Amortization of deferred loan costs	103	102
Share-based compensation	2,062	2,542
Provision for inventory obsolescence	679	245
Deferred income tax expense	21	57
Gain on sale of property and equipment	(340)	(333)
(Recovery of) provision for credit losses	(5)	58
Provision for litigation, net of recoveries	—	42,400
Net foreign currency unrealized loss (gain)	956	(279)
Proceeds from note receivable	61	271
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,024)	5,759
Inventories, net	(1,501)	(5,907)
Prepaid expenses and other assets	(619)	552
Accounts payable—trade	1,353	545
Accrued expenses	1,761	(4)
Other liabilities	(2,092)	(2,078)
Income taxes receivable/payable	429	(125)
Net cash provided by (used in) operating activities	4,099	(1,042)
Cash flows from investing activities
Purchases of property and equipment	(633)	(1,151)
Purchase and development of software and technology	(53)	(167)
Proceeds from sales of property and equipment	293	340
Net cash used in investing activities	(393)	(978)
Cash flows from financing activities
Payments on finance leases	(932)	(743)
Line of credit borrowings	2,974	8,397
Payments of line of credit borrowings	(2,974)	(7,663)
Treasury shares withheld	(237)	(264)
Distribution to noncontrolling interest	(500)	—
Net cash used in financing activities	(1,669)	(273)
Effect of exchange rate changes on cash and cash equivalents	(143)	(195)
Net change in cash and cash equivalents	1,894	(2,488)
Cash and cash equivalents beginning of period	16,720	16,234
Cash and cash equivalents end of period	$18,614	$13,746
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$1,821	$845
Assets obtained in exchange for new operating lease liabilities	$—	$1,789

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
United States
Product sales	$8,550	$6,942	$16,317	$15,002
Services	3,241	2,440	5,485	5,699
Total United States	11,791	9,382	21,802	20,701
Canada
Product sales	8,263	9,970	30,938	32,531
Services	3,795	4,351	12,789	12,461
Total Canada	12,058	14,321	43,727	44,992
Other Countries
Product sales	2,209	521	3,525	1,330
Services	3,632	1,167	4,494	1,922
Total other countries	5,841	1,688	8,019	3,252
Total
Product sales	19,022	17,433	50,780	48,863
Services	10,668	7,958	22,768	20,082
Total revenues	$29,690	$25,391	$73,548	$68,945

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net (loss) income, (loss) income from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net (loss) income, (loss) income from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted (Loss) Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period to evaluate our performance relative to other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	June 30,	December 31,
	2024	2023
Working capital	$71,913	$71,159
Cash and cash equivalents	(18,614)	(16,720)
Current maturities of long term debt	2,074	1,812
Net working capital	$55,373	$56,251

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Total revenues	$29,690	$25,391	$73,548	$68,945
Total cost of sales, exclusive of depreciation and amortization expense	17,719	16,929	44,006	41,942
Total depreciation and amortization associated with cost of sales	653	527	1,269	1,043
Gross Profit	$11,318	$7,935	$28,273	$25,960
Gross Margin	38.1%	31.3%	38.4%	37.7%
Exclude total depreciation and amortization associated with cost of sales	(653)	(527)	(1,269)	(1,043)
Adjusted Gross Profit	$11,971	$8,462	$29,542	$27,003
Adjusted Gross Margin	40.3%	33.3%	40.2%	39.2%

ADJUSTED NET LOSS AND ADJUSTED LOSS PER DILUTED SHARE

Adjusted net (loss) income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted (loss) income per diluted share is defined as adjusted net (loss) income divided by our diluted weighted average common shares outstanding during the relevant period.

	Three Months Ended				Six Months Ended
	June 30, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(3,095)	$(1.21)	$(32,231)	$(13.02)	$(1,025)	$(0.41)	$(47,200)	$(19.16)
Adjustments
Provision for litigation, net of recoveries (a)	—	—	24,886	10.05	—	—	42,400	17.21
Foreign currency exchange loss (gain) (b)	432	0.17	(48)	(0.02)	941	0.37	(105)	(0.04)
Income tax impact from adjustments (c)	44	0.01	1,197	0.49	(1,301)	(0.51)	288	0.12
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(2,619)	$(1.03)	$(6,196)	$(2.50)	$(1,385)	$(0.55)	$(4,617)	$(1.87)

__________________

(a)

Represents litigation provision primarily associated with a legal matter in Texas. In December 2023, we settled the matter where the insurance carrier agreed to pay the mutually-agreed settlement amounts to the plaintiff in January 2024, resulting in no cash payments by NCS.

(b)

Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(c)	Represents income tax impacts based on applicable effective tax rates.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net (loss) income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that management believes do not reflect our ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss	$(2,839)	$(32,076)	$(286)	$(47,072)
Income tax expense	270	1,350	757	250
Interest expense, net	115	211	215	420
Depreciation	1,134	948	2,207	1,891
Amortization	167	167	334	334
EBITDA	(1,153)	(29,400)	3,227	(44,177)
Provision for litigation, net of recoveries (a)	—	24,886	—	42,400
Share-based compensation (b)	667	1,044	1,433	1,957
Professional fees (c)	677	577	930	1,661
Foreign currency exchange loss (gain) (d)	507	(23)	1,005	(78)
Severance and other termination benefits (e)	—	309	—	309
Other (f)	218	362	398	553
Adjusted EBITDA	$916	$(2,245)	$6,993	$2,625
Adjusted EBITDA Margin	3%	(9%)	10%	4%
Adjusted EBITDA Less Share-Based Compensation	$249	$(3,289)	$5,560	$668

___________________

(a)

Represents litigation provision primarily associated with a legal matter in Texas. See footnote (a) in the “Adjusted Net Loss and Adjusted Loss Earnings per Diluted Share” table above for more information.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the valuation of potential strategic transactions.

(d)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents certain expenses associated with consolidations of our tracer diagnostics business operations and Repeat Precision's manufacturing operations in Mexico.
(f)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Six Months Ended
	June 30,
	2024	2023
Net cash provided by (used in) operating activities	$4,099	$(1,042)
Purchases of property and equipment	(633)	(1,151)
Purchase and development of software and technology	(53)	(167)
Proceeds from sales of property and equipment	293	340
Free cash flow	$3,706	$(2,020)
Distributions to non-controlling interest	(500)	—
Free cash flow less distributions to non-controlling interest	$3,206	$(2,020)